Exhibit (a)(1)

NOTICE OF DESIGNATED EVENT AND OFFER TO PURCHASE

CYTYC CORPORATION

Offer to Purchase for Cash Any and All of the Outstanding

2.25% Senior Convertible Notes due 2024 of Cytyc Corporation

(CUSIP Numbers 232946AA1 and 232946AB9

The Offer will expire at 11:59 p.m., Eastern time, on November 21, 2007, unless extended or earlier terminated (such time and date is referred to as the “Designated Event Expiration Time”). Holders must tender their Notes in the manner described below on or prior to the Designated Event Expiration Time to receive the purchase price. Notes tendered in the Offer may be withdrawn at any time prior to the Designated Event Expiration Time.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture dated as of March 22, 2004 (the “Indenture”), by and between Cytyc Corporation, a Delaware corporation (“Old Cytyc”) and U.S. Bank Trust National Association, as Trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of October 22, 2007, by and among Hologic, Inc. (“Hologic”) and Nor’easter Corp., a wholly owned subsidiary of Hologic that changed its corporate name to Cytyc Corporation following the consummation of the Merger (“Cytyc”) and the Trustee, that a “Designated Event” (as defined in the Indenture) occurred on October 22, 2007 as a result of the merger (the “Merger”) of Old Cytyc with and into Cytyc, pursuant to the Agreement and Plan of Merger, dated as of May 20, 2007 (the “Merger Agreement”), among Hologic and Old Cytyc. As a result of the Designated Event, and as required by the Indenture, Cytyc is offering each Holder of Old Cytyc’s 2.25% Senior Convertible Notes due 2024 (the “Notes”) the option to have such Holder’s Notes repurchased by Cytyc, upon and subject to the terms and conditions of this Notice of Designated Event and Offer to Purchase (as amended and supplemented from time to time, the “Offer to Purchase”). As required by the Indenture, Cytyc is offering to purchase each $1,000 principal amount of the Notes at a purchase price of 100% of the principal amount, together with $4.1875 per $1,000 principal amount of the Notes, representing the accrued and unpaid interest to, but excluding, November 21, 2007. On November 21, 2007 (the “Designated Event Repurchase Date”), Cytyc will purchase all Notes properly tendered and not withdrawn as of the Designated Event Expiration Time, unless the offering period is extended or earlier terminated. The offer to purchase the Notes on the terms set forth in this Offer to Purchase is referred to herein as the “Offer.”

This Notice of Designated Event and Offer to Purchase constitutes the notice required by Section 3.05 of the Indenture.

In the Merger, each share of common stock of Old Cytyc was converted into 0.52 shares of common stock of Hologic and $16.50 in cash. As a result of the Merger, each $1,000 principal amount of the Notes is now convertible at the option of the Holder at any time and from time to time into $556.11765 in cash and 17.526132 shares of Hologic common stock (the “Conversion Consideration”). On October 19, 2007, the last reported sale price of Hologic’s common stock (into which the Notes are convertible) on the Nasdaq Global Select Market TM was $65.84. Based on this price, the Conversation Consideration is worth approximately $1,710 per $1,000 principal amount of the Notes.

Fractional shares of Hologic common stock will not be issued upon conversion of Notes. Instead, Hologic will pay cash for any shares of fractional Hologic common stock Holders would otherwise have received. Holders should read “Conversion Rights with Respect to the Notes” beginning on page 8 for more information about the Notes’ conversion rights. Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Offer.

Upon consummation of the Merger, on October 22, 2007 (i) Hologic, Cytyc and the Trustee executed the First Supplemental Indenture whereby Cytyc assumed Old Cytyc’s obligations under the Notes and the Indenture and Hologic agreed to guarantee the obligations assumed by Cytyc under the Notes and the Indenture.

Holders are urged to review this Offer to Purchase and the documents incorporated by reference herein carefully and consult with their own financial and tax advisors before deciding whether to tender their Notes in the Offer. Neither Hologic, Cytyc, nor any of their respective affiliates nor the Trustee makes any recommendation as to whether or not holders should tender Notes pursuant to this Offer.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is October 22, 2007

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
DOCUMENTS INCORPORATED BY REFERENCE	4
AVAILABLE INFORMATION	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	5
THE OFFER	5
Introduction	5
Terms of the Offer	6
Purpose of the Offer	7
Price Range of Notes and Hologic Common Stock; Dividends	7
Conversion Rights With Respect to the Notes	8
Acceptance of Notes for Payment	9
Expiration, Extension, Amendment, Termination or Withdrawal of the Offer	9
Procedures for Tendering Notes	10
Withdrawal of Tenders	11
Conditions of the Offer	12
U.S. Federal Income Tax Consequences	12
Fees and Expenses; Solicitations	16
Miscellaneous	17

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained or incorporated by reference herein is current as of any time subsequent to the date of this Offer to Purchase, or the date of any documents incorporated by reference, as applicable.

Cytyc and its affiliates, including its executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Offer for ten business days after the Designated Event Expiration Time. Following that time, Cytyc expressly reserves the absolute right, in its sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased by Cytyc pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as Cytyc may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Cytyc cannot assure you as to which, if any, of these alternatives, or combination thereof, it will pursue.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have, as a Holder of Notes. We urge you to read the remainder of this Offer to Purchase carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase.

Who is offering to buy my Notes?

Cytyc Corporation, a Delaware corporation, and wholly owned subsidiary of Hologic, Inc., a Delaware corporation.

What securities are you offering to purchase in the Offer?

We are offering to purchase any and all of our outstanding 2.25% Senior Convertible Notes due 2024. As of the date hereof, there was approximately $73,000,000 in aggregate principal amount of the Notes outstanding.

Are there any conditions to the Offer?

The only conditions to this Offer are the timely and proper delivery and tender of Notes in accordance with the terms of this Offer to Purchase and that the Offer must comply with applicable law. See “Conditions of the Offer.” The Offer is not conditioned upon the tender of a minimum amount of Notes and is not subject to any financing condition.

Why are you offering to purchase my Notes?

A “Designated Event” (as defined in the Indenture) occurred on October 22, 2007 when, pursuant to the Merger Agreement, Old Cytyc merged with and into Cytyc. In the Merger, Hologic paid consideration consisting of more than $6.2 billion in aggregate value to the stockholders of Cytyc, representing 0.52 of a share of Hologic common stock and $16.50 in cash per share of Cytyc common stock. We are offering to purchase the Notes to satisfy our obligation under the Indenture to offer to repurchase the Notes after the Designated Event. Upon consummation of the merger of Old Cytyc with and into Cytyc, Hologic and Cytyc executed the Supplemental Indenture whereby Cytyc assumed Old Cytyc’s obligations under the Notes and the Indenture and Hologic agreed to guarantee the obligations assumed by New Cytyc under the Note and the Indenture.

How much are you offering to pay for my Notes and what is the form of payment?

In accordance with the Indenture, we are offering to purchase the Notes at a purchase price in cash equal to 100% of the principal amount of the Notes, plus $4.1875 per $1,000 principal amount of the Notes, representing the accrued and unpaid interest to, but excluding, November 21, 2007. See “Terms of the Offer.” On November 21, 2007 (the “Designated Event Repurchase Date”), we will purchase any Notes properly tendered and not withdrawn as of the Designated Event Expiration Time.

What are my conversion rights with respect to my Notes?

As a result of the Merger, each $1,000 principal amount of the Notes may be converted at the option of the Holder at any time and from time to time into $556.11765 in cash and 17.526132 shares of Hologic common stock. However, Holders may not convert Notes tendered in the Offer without first validly withdrawing those Notes. Fractional shares of Hologic common stock will not be issued upon conversion. Instead, Hologic will pay cash for any fractional shares of Hologic common stock Holders would otherwise have received. See “Conversion Rights with Respect of Notes.” Hologic’s common stock (into which the Notes are convertible) is listed on the Nasdaq Global Select Market TM under the symbol “HOLX.” On October 19, 2007, the last reported sale price of Hologic’s common stock on the Nasdaq Global Select Market TM was $65.84 per share. Based on this price, Holders electing to convert their Notes will receive approximately $1,710 per $1,000 principal amount of the Notes. See “Conversion Rights With Respect to the Notes.”

If I do not tender, will I continue to be able to exercise my conversion rights?

Yes. See “Conversion Rights With Respect to the Notes.”

If I do not tender, will I have the right to require Cytyc to repurchase my Notes in the future?

We are making the Offer to satisfy our obligation under the Indenture to offer to repurchase the Notes as a result of the Designated Event that occurred with respect to the consummation of the Merger. Upon expiration of the Offer, we will have no further obligation to repurchase your Notes (i) unless another Designated Event occurs in the future, in which case we would again be obligated to offer to repurchase your Notes, and (ii) except that as described in the Indenture, you may require Cytyc to repurchase your Notes for cash on March 15 of 2009, 2014 and 2019, at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest, to, but excluding, the applicable repurchase date.

What is the market value of the Notes?

The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Accordingly, there is no practical way to determine the trading history of the Notes. See “Price Range of Notes and Hologic Common Stock; Dividends.”

Do you have the financial resources to make payment?

We intend to fund our purchase of the Notes from available cash on hand. See “Source and Amount of Funds.”

How long do I have to tender in the Offer?

You have until 11:59 p.m., Eastern time, Wednesday, November 21, 2007, to tender your Notes in the Offer. See “Terms of the Offer” and “Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

Can the Offer be extended, and under what circumstances?

We may extend the Offer if we are required to do so under the Indenture or applicable law. We will publicly announce any extension as promptly as practicable after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we will be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. See “Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

How do I tender my Notes?

To tender your Notes for purchase pursuant to the Offer, you must tender the Notes through the Automatic Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) no later than the Designated Event Expiration Time.

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Notes and instruct such nominee to tender the Notes on your behalf through the transmittal procedures of DTC on or before the Designated Event Expiration Time.

By tendering your Notes you agree to be bound by the terms of the Offer. See “Procedures for Tendering Notes.”

Until what time can I withdraw previously tendered Notes?

You can withdraw previously tendered Notes at any time until the Designated Event Expiration Time. You may also withdraw any tendered Notes if such Notes have not been accepted for payment after the expiration of 40 business days from the commencement of the Offer. See “Withdrawal of Tenders.”

How do I withdraw previously tendered Notes?

To withdraw Notes validly tendered in the Offer through the ATOP of DTC, you must withdraw the Notes through the procedures of DTC prior to the Designated Event Expiration Time. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by following the proper tender procedures. See “Procedures for Tendering Notes” and “Withdrawal of Tenders.”

If I tender, when will I receive payment for the Notes?

We will accept for payment Notes validly tendered prior to the expiration of the Offer and not validly withdrawn subject to the conditions of the Offer. In accordance with the terms of the Indenture, on the Designated Event Repurchase Date we will pay the purchase price for all Notes validly tendered and not withdrawn under the Offer. See “Terms of the Offer.”

If my Notes are purchased in the Offer, when will interest cease to accrue on them?

Unless we default in making payment of the purchase price, interest on the Notes we purchase from you will cease to accrue as of the end of the day on November 20, 2007.

If I choose to tender Notes in the Offer, do I have to surrender all of my Notes?

No. You may tender all, a portion of, or none of your Notes in the Offer. If you wish to tender a portion of your Notes in the Offer, however, you must tender your Notes in denominations of $1,000 principal amount or integral multiples thereof.

What will happen to Notes not tendered in the Offer?

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Any Notes that remain outstanding after the Designated Event Repurchase Date will continue to be our obligations and will enjoy the benefits of the Indenture, including the accrual of interest. You also will continue to have the right to convert the Notes. The amount and kind of securities and cash to be received upon conversion changed following the consummation of the Merger in accordance with the Indenture and as described in this Offer to Purchase. The other terms and conditions governing the Notes remain unchanged.

•

To the extent that Notes are purchased pursuant to this Offer to Purchase, the trading markets for the Notes that remain outstanding may be more limited than the trading markets that may have existed if all Notes remained outstanding. As a result, the market price for the remaining Notes may decrease or become more volatile.

•

Whether or not any Notes are purchased by us pursuant to the Offer, we or any of our affiliates, from time to time at any time beginning after the tenth business day following the Designated Event Expiration Time, may acquire Notes otherwise than pursuant to the Offer, through various means upon such terms and at prices that may be higher or lower than the prices to be paid pursuant to this Offer to Purchase, and for cash or other consideration.

Do I have to pay a commission if I tender my Notes?

No commissions are payable by holders of the Notes to the Company, DTC or the Trustee; however, you may be required to pay commissions to your broker in connection with your tender of Notes. See “Terms of the Offer.”

What are the material federal income tax consequences to me if I tender?

The sale of Notes pursuant to the Offer will be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You may contact the Gar Osland of the Trustee, which is the paying agent, conversion agent and depositary for the Notes, at (651) 495-3486 or at the address listed on the back cover of this Offer to Purchase if you have any questions or requests for assistance.

Are you making any recommendation about the Offer?

No. We do not make, and none of Hologic’s or Cytyc’s directors or affiliates make, any recommendation as to whether you should tender your Notes pursuant to the Offer. You should determine whether or not to tender your Notes pursuant to the Offer based upon, among other things, your own assessment of the current market value of the Notes and your liquidity needs and investment objectives.

This Offer to Purchase contains important information and you should read the remainder of this document in its entirety before making a decision with respect to the Offer.

DOCUMENTS INCORPORATED BY REFERENCE

We are “incorporating by reference” into this Offer to Purchase information Hologic has filed with the SEC, which means that we are disclosing important information to you by referring you to documents filed with the SEC. The information incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K, for the fiscal year ended September 30, 2006;

•	Quarterly Reports on Form 10-Q, for the quarters ended December 30, 2006, March 31, 2007 and June 30, 2007;

•

Current Reports on Forms 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K), filed on January 31, 2007, May 1, 2007, May 21, 2007, June 4, 2007, June 25, 2007, July 31, 2007, September 20, 2007, October 9, 2007, October 10, 2007, October 11, 2007 and October 22, 2007;

•	Proxy Statement on Schedule 14A, filed on January 25, 2007; and

•	The description of Hologic’s preferred stock, set forth in Hologic’s 8-A, filed on December 4, 2002, as amended on May 21, 2007.

Any statement contained in a document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

In addition, this Offer to Purchase constitutes a part of an Issuer Tender Offer filed on Schedule TO (the “Schedule TO”) filed by us with the SEC on October 22, 2007 pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated in this Offer to Purchase by reference. We are also incorporating by reference any future filings Hologic will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that in the event of a material change we will, to the extent required by applicable laws and regulations, file an amendment to the Schedule TO.

You may request a copy of these filings by writing or telephoning us at the following address:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

(781) 999-7300

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this Offer to Purchase.

If you have questions about us you may contact us at the address or telephone number set forth above.

AVAILABLE INFORMATION

Cytyc is no longer subject to the periodic reporting requirements of the SEC. Hologic, Cytyc’s parent company, files annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that

Hologic files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Hologic’s SEC filings are also available at the SEC’s Internet Web site at http:/ /www.sec.gov. Hologic’s SEC filings can also be read at NASDAQ Operations, 1735 K Street, N.W. Washington, D.C. 20006.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference forward-looking statements. When used in this Offer to Purchase, the words “anticipate”, “believe”, “plan”, estimate” and “expect” and similar expressions, as they relate to Cytyc or Hologic, are intended to identify forward-looking statements. Such statements reflect the current views of Cytyc and Hologic with respect to future events and are subject to certain risks, uncertainties and assumptions.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. These forward-looking statements include, among others, statements concerning:

You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements.

Forward-looking statements should be considered in light of all of the information included or referred to in this Offer to Purchase.

We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this Offer to Purchase or the date of the incorporated document, as applicable, and we will update these forward-looking statements only to the extent that there has been a material change in the information previously disclosed to you or that the securities laws otherwise require us to do so. All subsequent written and oral forward-looking statements concerning the matters addressed in this document and attributable to Cytyc or Hologic or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE OFFER

Introduction

We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase any and all of our outstanding Notes at a price in cash equal to 100% of the principal amount of the Notes, plus $4.1875 per $1,000 principal amount of the Notes, representing accrued and unpaid interest to, but excluding, November 21, 2007.

A “Designated Event” occurred on October 22, 2007 as a result of the consummation of the Merger. This Offer to Purchase is being sent to you pursuant to the Indenture and constitutes the notice referenced in Section 3.05 of the Indenture. The Indenture provides that following a “Designated Event” (as defined in the Indenture) we will offer each Holder of the Notes the right to have all of its Notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, repurchased at a price determined as set forth in the Indenture.

The Offer will expire at the Designated Event Expiration Time, and we will purchase on the Designated Event Repurchase Date any Notes that have been validly tendered and not withdrawn on or prior to the Designated Event Expiration Time, unless the Offer is extended or earlier terminated. Only holders of Notes who validly tender their Notes pursuant to the Offer at or prior to the Designated Event Expiration Time will receive the purchase price. Notes tendered in the Offer may be withdrawn at any time prior to the Designated Event Expiration Time.

As a result of the Merger, each $1,000 principal amount of the Notes is now convertible at the option of the Holder at any time and from time to time into $556.11765 in cash and 17.526132 shares of Hologic common stock (the “Conversion Consideration”). On October 19, 2007, the last reported sale price of Hologic’s common stock (into which the Notes are convertible) on the Nasdaq Global Select Market ™ was $65.84. Based on this price, the Conversation Consideration is worth approximately $1,710 per $1,000 principal amount of the Notes.

Fractional shares of Hologic common stock will not be issued upon conversion. Instead, Hologic will pay cash for any fractional shares of Hologic common stock Holders would otherwise have received. Holders should read “Conversion Rights with Respect to the Notes” beginning on page 8 for more information about the Notes’ conversion rights. Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Offer.

Holders of Notes are urged to consult with their own financial advisors before accepting the Offer.

We do not make, and none of our directors or affiliates makes, any recommendation as to whether holders should tender their Notes pursuant to the Offer.

Terms of the Offer

Upon the terms and subject to the conditions set forth herein, we are offering to purchase for cash any and all of the outstanding Notes at a price in cash equal to 100% of the principal amount of the Notes, plus $4.1875 per $1,000 principal amount of the Notes representing accrued and unpaid interest to, but excluding, November 21, 2007.

The Offer will expire on the Designated Event Expiration Time, unless extended or earlier terminated. Only holders of Notes who validly tender and do not withdraw their Notes pursuant to the Offer at or prior to the Designated Event Expiration Time will receive the purchase price. Notes tendered in the Offer may be withdrawn at any time prior to the Designated Event Expiration Time.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law or the Indenture.

Subject to applicable securities laws and the terms set forth in the Indenture and this Offer to Purchase, we reserve the right to amend the Offer in any respect. In addition, we can extend or terminate the Offer if such extension or termination is required by the Indenture or applicable law. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Designated Event Expiration Time. See “Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

In the event that we withdraw or terminate the Offer because either or both of the conditions to the Offer described in “Conditions of the Offer” have not been satisfied, the purchase price will not be paid or become payable to holders who have tendered their Notes. In such event, the paying agent will return tendered Notes to the tendering holders promptly following the termination or withdrawal of the Offer.

You will not be required to pay any commission to us, DTC or the Trustee in connection with the Offer; however, there may be commissions you need to pay to your broker in connection with your tender of Notes.

You may tender, and we will only accept, Notes in denominations of $1,000 principal amount and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the Offer, all Notes validly tendered in accordance with the procedures set forth in “Procedures for Tendering Notes” and not withdrawn in accordance with the procedures set forth in “Withdrawal of Tenders” at or prior to the Designated Event Expiration Time. Each tendering Holder of Notes whose Notes are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount thereof, as all other holders of Notes whose tenders are accepted.

Cytyc and its affiliates, including its executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing Notes outside of the Offer for ten business days after the Designated Event Expiration Time. Following such time, if any Notes remain outstanding, Cytyc may purchase additional Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which purchases may be consummated at a price higher or lower than that offered hereby, or which may be paid in cash or other consideration. The decision to purchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Offer, the business and financial position of Cytyc and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to holders of the Notes than the terms of the Offer as described in this Offer to Purchase.

We do not believe that any Notes are held by officers, directors or affiliates of either Cytyc or Hologic and therefore do not anticipate repurchasing any Notes from officers, directors or affiliates.

Purpose of the Offer

Section 3.05 of the Indenture provides that following a Designated Event, you have the right, at your option, to require us to repurchase your Notes. We are making this Offer to satisfy our obligations under the Indenture.

Price Range of Notes and Hologic Common Stock; Dividends

The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no existing public trading market for the Notes, and no reliable pricing information for the Notes is available. We believe that trading in the Notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, holders are urged to contact their brokers with respect to current information regarding the market price of the Notes.

To the extent that Notes are tendered and accepted in the Offer, such Notes will cease to be outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, any Notes that we purchase pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the Notes that remain outstanding following the Offer. We cannot assure you that a trading market will exist for the Notes following the Offer. The extent of the market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of holders of Notes remaining at such time and the interest in maintaining a market in such Notes on the part of securities firms.

Hologic’s common stock (into which the Notes are convertible) is currently listed on the Nasdaq Global Select Market™ under the symbol “HOLX.” The following table sets forth, for each period indicated, the high and low sale prices for Hologic’s common stock as reported on the Nasdaq Global Select Market ™ .

	High	Low
Fiscal Year Ended September 24, 2005
First quarter	$14.50	$8.89
Second quarter	19.42	12.31
Third quarter	20.36	14.77
Fourth quarter	27.40	18.34
Fiscal Year Ended September 30, 2006
First quarter	$40.01	$34.52
Second quarter	55.61	35.26
Third quarter	56.71	35.36
Fourth quarter	50.70	38.07
Fiscal Year Ended September 29, 2007
First quarter	$52.34	$41.94
Second quarter	60.24	45.88
Third quarter	63.18	50.96
Fourth quarter	62.53	47.51
Fiscal Year Ended September 27, 2008
First Quarter (through October 19, 2007)	$69.23	$61.31

On October 19, 2007 the last reported sales price of Hologic’s common stock on the Nasdaq Global Select Market™ was $65.84.

Hologic did not pay cash dividends on its common stock during 2005, 2006 or 2007. Currently, Hologic intends to retain its earnings to finance future growth. Therefore, Hologic does not expect to pay any cash dividends on its common stock in the near future. Any determination to pay dividends in the future will be at the discretion of Hologic’s board of directors and will depend on its results of operations, financial condition, and other factors as Hologic’s board of directors, in its discretion, deems relevant. Furthermore, Hologic’s ability to pay cash dividends may be restricted by instruments governing its debt obligations.

We urge you to obtain current market quotations for the Notes, to the extent available, and Hologic’s common stock prior to making any decision with respect to the Offer.

Conversion Rights With Respect to the Notes

In the Merger, each share of Cytyc common stock was converted into 0.52 shares of Hologic common stock and $16.50 in cash. As a result of the Merger, each $1,000 principal amount of the Notes is now convertible at the option of the Holder at any time and from time to time into $556.11765 in cash and 17.526132 shares of Hologic common stock (the “Conversion Consideration”), representing a conversion price per $1,000 principal amount of Notes equal to the consideration payable to Cytyc stockholders in the Merger of 0.52 shares of Hologic common stock, multiplied by 33.7041 (the number of shares of Cytyc common stock issuable upon conversion of $1,000 principal amount of Notes immediately prior to the Merger) and $16.50 in cash per share of Cytyc, multiplied by 33.7041 (the number of shares of Cytyc common stock issuable upon conversion of $1,000 principal amount of Notes immediately prior to the Merger). On October 19, 2007, the last reported sale price of Hologic’s common stock (into which the Notes are convertible) on the Nasdaq Global Select Market ™ was $65.84. Based on this price, by converting a Note, a Holder would receive approximately $1,710 per $1,000 principal amount of the Notes so converted.

Fractional shares of Hologic common stock will not be issued upon conversion. Instead, Hologic will pay cash for any fractional shares of Hologic common stock Holders would otherwise have received. Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Offer.

In order to exercise the conversion privilege with respect to any Note in certificated form, Cytyc must receive at the office or agency of Hologic maintained for that purpose or, at the option of such holder, the Corporate Trust Office of the Trustee, c/o U.S. Bank Trust National Association, 100 Wall Street, 16th floor, New York, New York 10005, facsimile number (212) 361-6153, Attention: Lori Buckles, Corporate Trust Department, such Note with the original or facsimile of the form entitled “Conversion Notice” as attached to the Indenture, duly completed and manually signed, together with such Notes duly endorsed for transfer and pay the funds, if any, required by the fifth paragraph of Section 15.02 of the Indenture. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Hologic Common Stock which shall be issuable on such conversion shall be issued, and shall be accompanied by transfer or similar taxes, if required pursuant to Section 15.07 of the Indenture.

In order to exercise the conversion privilege with respect to any interest in a Global Note, the beneficial holder must complete, or cause to be completed, the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, deliver, or cause to be delivered, by book-entry delivery an interest in such Global Note, furnish appropriate endorsements and transfer documents if required by Cytyc or the Trustee and pay the funds, if any, required by Section 15.02 of the Indenture and any transfer taxes if required pursuant to Section 15.07 of the Indenture.

As promptly as practicable after satisfaction of the requirements for conversion set forth in the Indenture, subject to compliance with any restrictions on transfer if shares issuable on conversion are to be issued in a name other than that of the Holder (as if such transfer were a transfer of the Note or Notes (or portion thereof) so converted), Hologic shall issue and shall deliver to such Holder at the office or agency maintained by Hologic for such purpose pursuant to Section 5.02 of the Indenture certificate or certificates for the number of full shares of Hologic Common Stock issuable upon the conversion of such Note or portion thereof as determined by Hologic in accordance with the provisions of Article 15 of the Indenture and a check or cash in respect of any fractional interest in respect of a share of Hologic Common Stock arising upon such conversion, calculated by Hologic as provided in Section 15.03 of the Indenture. In case any Note of a denomination greater than $1,000 shall be surrendered for partial conversion, Cytyc shall execute and the Trustee shall authenticate and deliver to the holder of the Note so surrendered, without charge to them, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note.

For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture.

Acceptance of Notes for Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will, on the Designated Event Repurchase Date, purchase by accepting for payment, and will make payment for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer on or prior to the Designated Event Expiration Time. Such payment will be made by the deposit, on or prior to the Designated Event Repurchase Date, of immediately available funds with the Trustee, which will act as paying agent for tendering Holders for the purpose of receiving payment from us and transmitting such payment to tendering Holders. Payment for Notes property tendered shall be delivered promptly following the Designated Event Repurchase Date. Under no circumstances will interest on the purchase price be paid by us by reason of any delay on behalf of the Trustee as paying agent in making such payment.

We expressly reserve the right, in our sole discretion and subject to the terms of the Indenture and the Notes and Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of the Notes in order to comply, in whole or in part, with any applicable law. We also expressly reserve the right, in our sole discretion, to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “Conditions of the Offer” are not satisfied.

For purposes of the Offer, validly tendered Notes (or defectively tendered Notes for which we have waived such defect) will be deemed to have been accepted for payment by us if, as and when we give oral or written notice of acceptance for payment to the Trustee as paying agent.

We will only accept tenders of Notes pursuant to the Offer in principal amounts equal to $1,000 or integral multiples thereof.

Expiration, Extension, Amendment, Termination or Withdrawal of the Offer

The Offer will expire at the Designated Event Expiration Time unless extended or earlier terminated.

We expressly reserve the right, at any time or from time to time, subject to applicable law and the provisions of the Indenture, to amend the Offer in any respect by giving oral or written notice of such amendment to the Trustee as paying agent.

We also expressly reserve the right, in our sole discretion, to extend or terminate the Offer in order to comply, in whole or in part, with any applicable law, or to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “Conditions of the Offer” are not satisfied.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Designated Event Expiration Time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law.

If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if, on the Designated Event Repurchase Date, we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, the Trustee as paying agent may retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in “Withdrawal of Tenders.” However, our ability to delay the payment for Notes which we have accepted for payment is limited by the terms of the Indenture and by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

Any Notes received by the Trustee as paying agent that are not properly tendered and as to which the irregularities have not been cured or waived will not be repurchased and will be returned to you by the Trustee as paying agent.

Procedures for Tendering Notes

You will not be entitled to receive the purchase price for your Notes unless you validly tender and do not withdraw your Notes on or before the Designated Event Expiration Time. You may tender some or all of your Notes; however, any Notes tendered must be in $1,000 principal amount or an integral multiple thereof. If you do not validly tender your Notes on or before the Designated Event Expiration Time, your Notes will remain outstanding subject to the existing terms of the Indenture and the Notes as modified by the First Supplemental Indenture which was entered into upon consummation of the Merger.

Method of Tendering Notes. The Trustee under the Indenture has informed us that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System, or ATOP. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person tendering Notes.

Agreement to Be Bound by the Terms of the Offer. By tendering your Notes through ATOP, you acknowledge and agree as follows:

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pursuant to the Offer, such Notes shall be purchased as of the date the Notes are accepted for purchase pursuant to the terms and conditions of the Indenture and the Notes, and that under the Indenture, Notes must be surrendered to the Trustee as paying agent to collect payment of the purchase price;

•	you have received this Offer to Purchase and acknowledge that it provides the notice required by the Indenture;

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upon the terms and subject to the conditions of the Offer, and effective upon the acceptance for payment thereof, you irrevocably surrender, sell, assign and transfer to us, all right, title and interest in and to all the Notes tendered and so accepted for payment, waive any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Notes and the Indenture), release and discharge us and our affiliates, and our and their respective directors, officers and employees, from any and all claims you may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes and irrevocably constitute and appoint the Trustee as paying agent as your true and lawful agent and attorney-in-fact with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to:

•	transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us,

•	present such Notes for transfer on the relevant security register,

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receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Trustee as paying agent will have no rights to, or control over, funds from us, except as our agent, for the purchase price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Purchase; and

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you represent and warrant that you (i) own the Notes tendered and are entitled to tender such Notes and (ii) have full power and authority to tender, surrender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

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you agree, upon request from us, to execute and deliver any additional documents deemed by the Trustee as paying agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

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you understand that all Notes properly tendered and not validly withdrawn prior to the Designated Event Expiration Time will be purchased at the purchase price, in cash, subject to the terms and conditions of the Offer;

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payment for Notes purchased pursuant to this Offer to Purchase will be made by deposit of the purchase price for Notes with the Trustee as paying agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you;

•	tenders for Notes may be withdrawn prior to the Designated Event Expiration Time by following the procedures described in “Withdrawal of Tenders;”

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all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive your death or incapacity and every one of your obligations and shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

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the tender, delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Trustee as paying agent, until receipt by the Trustee as paying agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

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all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

Tender of Notes Held Through a Custodian. If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Notes and instruct such nominee to tender your Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below under the caption “—Tender of Notes in Global Form” on or prior to the Designated Event Expiration Time.

Tender of Notes in Global Form. If you are a DTC participant, you may elect to tender to us your beneficial interest in the Notes by:

•	delivering to the Trustee ‘s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to the Designated Event Expiration Time; and

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electronically transmitting your acceptance of the Offer through ATOP, subject to the terms and procedures of that system, on or prior to the Designated Event Expiration Time. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Trustee as paying agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Trustee as paying agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been tendered by such participant under the Offer and that such participant has received and agrees to be bound by the terms of the Offer, including those set forth above under the caption “—Agreement to Be Bound by the Terms of the Offer.”

Withdrawal of Tenders

You may withdraw your tendered Notes at any time prior to the Designated Event Expiration Time but not thereafter, except as set forth below. In addition, you may withdraw tendered Notes if we terminate the Offer without purchasing any Notes. If we terminate the Offer or do not purchase any Notes in the Offer, we will instruct the Trustee as paying agent to return your tendered Notes to you promptly following such termination, without cost or expense to you. You may also withdraw tendered Notes if we have not yet accepted them for payment after the expiration of 40 business days from the date of this Offer to Purchase.

If, for any reason whatsoever on the Designated Event Repurchase Date, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Notes) or on the Designated Event Repurchase Date we are unable to accept for payment or pay for the Notes tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the Trustee as paying agent to retain tendered Notes (subject to the right of withdrawal in certain circumstances and subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of a tender of Notes to be effective, a “request message” as defined below must be received by the Trustee as paying agent prior to the Designated Event Expiration Time, or after such time, so long as the Notes have not already been accepted for payment by us. DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message to the Trustee as paying agent. The term “request message” means a message transmitted by DTC and received by the Trustee as paying agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Notes to which such request relates.

If the Notes to be withdrawn have been delivered or otherwise identified to the Trustee as paying agent, a request message is effective immediately upon receipt thereof. If Notes have been delivered under the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account of the appropriate book-entry transfer facility to be credited with the withdrawn Notes and must otherwise comply with that book-entry transfer facility’s procedures.

Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer and we will not pay any consideration in respect of Notes that are so withdrawn.

Any permitted withdrawal of Notes may not be rescinded; provided, however, that withdrawn Notes may be re-tendered by following one of the procedures described in “Procedures for Tendering Notes,” at any time at or prior to the Designated Event Expiration Time.

Withdrawal of Notes can be accomplished only in accordance with the foregoing procedures.

All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a request message, will be determined by us, in our sole discretion (and our determination shall be final and binding). Neither we, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in any request message or incur any liability for failure to give any such notification.

Source and Amount of Funds

The total amount of funds we need to purchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $73,305,000 (assuming 100% of the outstanding Notes are tendered and accepted for payment). We intend to fund our purchase of the Notes from available cash on hand and the proceeds received under our recent credit facility which we entered into in order to consummate the Merger (but not for the purpose of consummating the Offer to Purchase described therein).

Conditions of the Offer

There are no conditions to this Offer except (i) for the timely and proper delivery and tender of the Notes in accordance with the terms of the Offer and (ii) that the Offer must comply with applicable law. We reserve the right to withdraw or terminate the Offer in our sole discretion if either or both of such conditions have not been satisfied. The Offer is not conditioned on our ability to obtain sufficient financing to purchase the Notes.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to Holders of Notes in connection with the Offer described in this Offer to Purchase. While we have generally described the material U.S. federal income tax consequences of the Offer, Holders are urged to consult their own tax advisors with respect to their particular circumstances and the tax consequences arising under U.S. federal, any state, local or foreign tax law. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service the (“IRS”), all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences relating to the Offer, or that any such contrary position would not be sustained by a court.

This discussion is limited to Holders who hold Notes as capital assets within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to Holders subject to special rules under the U.S. federal income tax laws, including certain financial institutions, insurance companies, tax-exempt organizations, U.S. Holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons subject to the alternative minimum tax, persons who hold Notes or shares of Hologic’s common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, controlled foreign corporations, passive foreign investment companies, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to Holders of Notes that are treated as partnerships for U.S. federal income tax purposes. Accordingly, each Holder should consult its own tax advisor with regard to the Offer and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

As used in this discussion, a U.S. Holder is any beneficial owner of Notes that for U.S. federal income tax purposes is or is treated as:

•	an individual citizen or resident of the United States;

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a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons having the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A Non-U.S. Holder is any beneficial owner of Notes who is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership or other entity taxable as a partnership holds the Notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Notes and partners in such partnerships are urged to consult their tax advisors as to the potential tax consequences to them in connection with a decision of whether to participate in the Offer.

Although under the terms of the Indenture, the Notes may receive payments in excess of principal and interest under certain circumstances, we do not believe that the Notes constitute contingent debt instruments for U.S. federal income tax purposes, and the discussion that follows is based on the assumption that they do not constitute contingent debt instruments. If, contrary to our belief and assumption, the Notes are contingent debt instruments, the applicable tax rules will differ in certain respects from those described hereinafter. We also believe that Cytyc is not and has not been a United States real property holding corporation within the meaning of Sections 897 and 1445 of the Code. If, contrary to our belief, Cytyc were a United States real property holding corporation, the consequences to Non-U.S. Holders might be different in certain respects than those described hereinafter.

Potential Deemed Exchange of the Notes Resulting from the Merger.

In General. Upon consummation of the Merger, the Notes have been changed from obligations of Old Cytyc to obligations of Cytyc, and the conversion rights of the Notes have been changed from the right to convert into Cytyc common stock to the right to convert into Hologic common stock and cash. This change may be considered to constitute a “significant modification” of the Notes for U.S. federal income tax purposes. Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange (“Deemed Exchange”) of the “old” debt instruments (“Old Notes”) for “new” debt instruments (“New Notes”) upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument generally is significant only if based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively the degree to which the legal rights or obligations are altered is “economically significant.”

However, even if a Deemed Exchange is held to have occurred, assuming the Notes prior and subsequent to the Merger constitute “securities” within the meaning of Section 354 of the Code, the Merger should result in tax-free exchanges of the Notes upon which no gain or loss should be recognized, except to the extent that (i) the principal amount of the Notes after the Merger exceeds the principal amount of the Notes prior to the Merger, or (ii) the Notes received in the Merger are attributable to interest accrued on the Notes.

If the consummation of the Merger is a Deemed Exchange of the Notes, and does not otherwise qualify as a tax-free exchange of securities, as described above, such Deemed Exchange may constitute a taxable event. If so, a Holder could recognize gain or loss as a result of the Deemed Exchange. The amount of such gain or loss would be equal to the difference between (i) the issue price of the New Notes and (ii) such Holder’s adjusted tax basis in the Old Notes. If neither the Old Notes nor the New Notes are “traded on an established market” (within the meaning of Treasury Regulation Section 1.1273-2(f)), the issue price of the New Notes generally would be their stated principal amount. If the New Notes are so traded, the issue price of the New Notes would be the fair market value of the New Notes on the date of their deemed issuance. If the Old Notes are so traded and the New Notes are not so traded, the issue price of the New Notes would be the fair market value of the Old Notes as of the date of the deemed issuance of the New Notes.

Subject to the market discount rules described below under “Tendering U.S. Holders—In General,” any gain or loss so recognized by a U.S. Holder in connection with a taxable Deemed Exchange generally would be capital gain or loss and would be long-term capital gain or loss if such U.S. Holder held the Old Notes for more than one year at the time of such Deemed Exchange. A reduced rate of tax on long-term capital gain may apply to such Holders who are individuals or other non-corporate Holders. The deductibility of capital losses by such Holders is subject to limitations. Notwithstanding the foregoing, a Non-U.S. Holder of Notes at the time of a taxable Deemed Exchange generally would only be subject to U.S. federal income tax on any recognized gain arising from such Deemed Exchange to the extent described below under “Tendering Non-U.S. Holders—In General.”

If there is a taxable Deemed Exchange, then, following such Deemed Exchange, a Holder would have a tax basis in the New Notes equal to their issue price, and the Holder’s holding period for the New Notes would commence on the day following the date of the Deemed Exchange.

If the exchange of Notes in the Merger either constitutes a tax-free exchange of securities, or does not result in a Deemed Exchange, a Holder’s tax basis and holding period in the Notes held at the time of the Merger will be unchanged by the Merger.

You should consult with your own tax advisors regarding the possibility that the Merger may have resulted in a Deemed Exchange of the Notes and as to the possible consequences to you of such a Deemed Exchange.

Potential for Original Issue Discount and Bond Premium. In the event of a Deemed Exchange, the New Notes may be deemed to be issued with original issue discount if their stated redemption price at maturity exceeds their issue price, or, alternatively, may be deemed to be issued with bond premium (which may be amortizable to the extent provided in Section 171 of the Code) if the Holder’s adjusted tax basis in the New Notes exceeds the amount payable at maturity on the New Notes other than qualified stated interest. Except where it falls under a statutory de minimis rule, any original issue discount would be required to be included in income by U.S. Holders on a constant-yield basis over the term of the New Notes in advance of cash payments attributable to such income regardless of such U.S. Holder’s regular method of tax accounting. Payments in respect of any original issue discount received by a Non-U.S. Holder will generally be exempt from U.S. federal income and withholding taxes to the extent described below in connection with the discussion of accrued interest under “Tendering Non-U.S. Holders—In General.”

Non-Tendering Holders

Subject to the preceding discussion under “Potential Deemed Exchange of the Notes Resulting from the Merger,” a Holder who does not tender Notes pursuant to the Offer generally will not recognize gain or loss for U.S. federal income tax purposes and will maintain the same adjusted tax basis and holding period for the Notes. If such Holder subsequently elects to convert its Notes into Hologic common stock and cash, such conversion will be a taxable transaction, pursuant to which the Holder will recognize income, gain, or loss for tax purposes. The tax consequences to a Holder of a conversion will depend upon the specific situation of the Holder, including whether the Holder is a U.S. Holder or a Non-U.S. Holder. Accordingly, you should consult with your tax advisors regarding the tax consequences to you of a conversion.

Tendering U.S. Holders

In General. A sale of Notes by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued but unpaid interest, as discussed below) and the U.S. Holder’s adjusted tax basis in the Notes sold at the time of sale. Subject to the discussion under “Potential Deemed Exchange of the Notes Resulting from the Merger,” (i) a U.S. Holder’s adjusted tax basis in Notes generally will equal the cost of the Notes to such U.S. Holder (increased by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any amortizable bond premium previously taken into account by the U.S. Holder with respect to the Notes) and (ii) any such gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for longer than one year. Certain non-corporate U.S. Holders may be eligible for preferential U.S. federal income tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Any cash received attributable to accrued but unpaid interest that has not yet been included in a U.S. Holder’s income will be taxable as ordinary income and not included in the amount realized for determining capital gain or loss, as described above, regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the Offer.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased Notes at a “market discount.” Subject to a statutory de minimis exception, Notes have market discount if they were purchased after their original issuance at an amount less than their adjusted issue price. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of Notes having market discount (in excess of a de minimis amount) will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) but has not yet been taken into income while such Notes were held by the U.S. Holder. Any gain in excess of such accrued market discount will be subject to the capital gains rules described above.

Information Reporting and Backup Withholding. Sales of the Notes by U.S. Holders pursuant to the Offer will be subject to certain information reporting requirements. In addition, a U.S. Holder who fails to complete an IRS Form W-9 or applicable substitute form may be subject to backup withholding at the applicable rate of 28% with respect to the receipt of consideration received pursuant to the Offer unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) otherwise provides a correct taxpayer identification number, certifies that it is a U.S. person not currently subject to backup withholding tax, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Tendering Non-U.S. Holders

In General. A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain (if any) recognized on a sale of the Notes (other than amounts received attributable to accrued interest, as discussed below) pursuant to the Offer unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.; or

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder was a U.S. Holder, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax on the gain derived from the sale in the same manner as an individual U.S. Holder, as described above under “Tendering U.S. Holders—In General,” which may be offset by U.S. source capital losses.

The gross amount of cash received by a Non-U.S. Holder upon consummation of the Offer that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Hologic’s stock that are entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	appropriate documentation (generally, an IRS Form W-8BEN or applicable substitute form) establishing that the Non-U.S. Holder is not a U.S. person is completed.

A Non-U.S. Holder that does not qualify for an exemption from withholding tax on accrued interest under this paragraph will generally be subject to withholding of U.S. federal income tax at a 30% rate on payments attributable to accrued interest unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty and properly executes an IRS Form W-8 BEN or applicable substitute form. If accrued interest paid to a Non-U.S. Holder is effectively connected with the conduct by that Non-U.S. Holder of a U.S. trade or business, then, although exempt from U.S. withholding tax if the Non-U.S. Holder provides the appropriate documentation (generally, an IRS Form W-8 ECI or applicable substitute from), the Non-U.S. Holder will generally be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding. A Non-U.S. Holder generally will not be subject to backup withholding or information reporting on any payments received upon the sale of their Notes provided that the Non-U.S. Holder properly completes a W-8BEN or W-8ECI, as applicable.

Fees and Expenses; Solicitations

We will not pay any fees or commissions to any broker, dealer or other person for soliciting or making recommendations with respect to tenders of Notes pursuant to the Offer.

Directors, officers and regular employees of either us or our affiliates (who will not be specifically compensated for such services) and the Trustee as paying agent may contact Holders of Notes by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase to beneficial owners of the Notes.

Miscellaneous

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law.

CYTYC CORPORATION

THE PAYING AGENT AND DEPOSITARY FOR THIS OFFER IS:

U.S. BANK TRUST NATIONAL ASSOCIATION

By Facsimile: (651) 495-8158

Attn: Gar Osland, Corporate Trust Department

To Contact by Mail:

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Gar Osland

Corporate Trust Department